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                                                                    Exhibit 99.1

                               FWB BANCORPORATION


For Immediate Release         Contact:       Steven K. Colliatie
                                             President and Chief Executive
                                             Officer
                                             FWB Bancorporation
                                             FWB Bank
                                             (301) 770-1525



    September 20, 1996: Rockville, MD -- FWB Bancorporation, the parent company of FWB Bank, announced today that it had completed its acquisition of the Alexandria, Virginia, office of First Commonwealth Savings Bank FSB, along with approximately $60 million in deposits and a portfolio of commercial and consumer loans. FWB intends to offer a full range of commercial and consumer bank lending and deposit services at its new Alexandria location.

    Steven K. Colliatie, President and Chief Executive Officer of FWB Bank and FWB Bancorporation, said, "We are delighted to have the opportunity to serve consumers and businesses in Virginia. We look forward to acquiring additional offices in the Maryland and Virginia communities of Metropolitan Washington as opportunities arise."

    Following the acquisition, FWB Bancorporation has consolidated assets of approximately $100 million. In connection with the acquisition, FWB Bancorporation sold approximately 667,000 shares of its common stock in a private placement for net proceeds of approximately $2.0 million. The new proceeds of this sale of stock were invested in the capital of FWB Bank.

    FWB Bank is a state chartered commercial bank with offices in Rockville, Bethesda and Germantown, Maryland, and, effective September 20th, in Alexandria, Virginia. The deposits of FWB Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

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1800 Rockville Pike * P.O. Box 2022 * Rockville, Maryland 20852-1624 * (301)
770-1300